Exhibit 99(h)(4)(b)

VIRTUS ETF TRUST II

AMENDMENT TO Exhibits a and c to

ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of the [____] day of [__________], 2025, to Exhibits A and C to the Administrative Services Agreement, dated as of November 10, 2015 (the “Administrative Services Agreement”), is entered into by and between VIRTUS ETF TRUST II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and VIRTUS ETF SOLUTIONS LLC, a Delaware limited liability company with its principal place of business at 1301 Avenue of the Americas, 14th Floor, New York, NY 10019 (the “Administrator”).

WHEREAS, each of the Trust and the Administrator is a party to the Administrative Services Agreement; and

WHEREAS, each of the Trust and the Administrator desires to amend the Administrative Services Agreement to replace Exhibits A and C.

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. Exhibit C to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

3. Except to the extent amended hereby, the Administrative Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VIRTUS ETF TRUST II		VIRTUS ETF SOLUTIONS LLC

By:		By:
	William J. Smalley, President		Matthew Brown, Executive Vice President

EXHIBIT A

Series of the Trust

(As of [___________], 2025)

The following Funds are covered under this agreement:

Virtus AlphaSimplex Global Macro ETF

Virtus AlphaSimplex Managed Futures ETF

Virtus Duff & Phelps Clean Energy ETF

Virtus IG Public & Private Credit ETF

Virtus KAR Mid-Cap ETF

Virtus Newfleet ABS/MBS ETF

Virtus Newfleet Short Duration High Yield Bond ETF

Virtus Newfleet Short Duration Core Plus Bond ETF

Virtus Seix AAA Private Credit CLO ETF

Virtus Seix Senior Loan ETF

Virtus Stone Harbor Emerging Markets High Yield Bond ETF

Virtus Stone Harbor International Bond ETF

Virtus Systematic Emerging Markets Dividend ETF

Virtus Systematic Emerging Markets Equity ETF

Virtus Systematic International Dividend ETF

Virtus Systematic International Small Cap ETF

Virtus Systematic U.S. Dividend ETF

Virtus Systematic U.S. Small Cap Growth ETF

Virtus Terranova U.S. Quality Momentum ETF

EXHIBIT C

(As of July 28, 2025)

A. Fund Operations and Administration

The Adviser will pay to the Administrator as compensation for the Administrator’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the average daily net assets of the respective Fund in accordance with the following fee schedule:

Virtus AlphaSimplex Global Macro ETF	$0	0.01%

Virtus AlphaSimplex Managed Futures ETF	$0	0.01%

Virtus Duff & Phelps Clean Energy ETF	$0	0.01%

Virtus IG Public & Private Credit ETF	$0	0.01%

Virtus KAR Mid-Cap ETF	$0	0.01%

Virtus Newfleet ABS/MBS ETF	$0	0.01%

Virtus Newfleet Short Duration High Yield Bond ETF	$0	0.01%

Virtus Newfleet Short Duration Core Plus Bond ETF	$0	0.01%

Virtus Seix AAA Private Credit CLO ETF	$0	0.01%

Virtus Seix Senior Loan ETF	$0	0.01%

Virtus Stone Harbor Emerging Markets High Yield Bond ETF	$0	0.01%

Virtus Stone Harbor International Bond ETF	$0	0.01%

Virtus Terranova U.S. Quality Momentum ETF	$0	0.01%

B. Out-Of-Pocket and Related Expenses

The Adviser shall also reimburse Administrator for reasonable out-of-pocket and related expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following: communications; postage and delivery services; record storage and retention; and reproduction.